EXHIBIT 10.1

ADVISORY AGREEMENT
This Advisory Agreement (this “Advisory Agreement”) between Macy’s, Inc. (the “Company”) and Paula A. Price (“you” and similar words), dated as of April 6, 2020, sets forth certain terms of your advisory arrangement with the Company, as set forth in detail below.
WHEREAS, the Company believes that your expertise and knowledge will help enhance the Company’s business; and
WHEREAS, the Company wishes to retain you to perform advisory services and fulfill certain related duties and obligations under the terms and conditions of this Advisory Agreement, commencing on June 1, 2020 (the “Commencement Date”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Advisory Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you and the Company agree as follows:
1.ADVISORY SERVICES
The Company and you agree and acknowledge that you shall cease serving in your position as Executive Vice President and Chief Financial Officer of the Company (and in any and all other positions you hold (if any) as an officer of the Company or as an officer or director of any of the Company’s subsidiaries and affiliates, as applicable), and your employment in these roles with the Company will terminate, effective May 31, 2020 (the “Separation Date”). You and the Company further agree and acknowledge that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize such cessation of service in all such positions. Finally, the Company and you agree and acknowledge that no portion of any relocation payments or benefits that the Company has provided to you will be repaid to the Company.
To assist the Company both with the transition of your responsibilities and duties as an independent advisor to the Company’s Chief Executive Officer and the Company’s management team, during the period from the Commencement Date until the six-month anniversary of the Commencement Date (the “Advisory Period”), you will provide consultation to the Company on a non-exclusive basis as an advisor on matters including finance, stakeholder relationships, business development, other general business matters and on such other matters related to the Company, its business, operations, customer relations and industry associations, all as the Company’s Chief Executive Officer or his designee may reasonably request (“Advisory Services”), subject to the following terms and conditions:

•	Regarding the Advisory Services, you will report directly and be accountable directly to the Company’s Chief Executive Officer;

•
During the Advisory Period, you agree to provide Advisory Services to the Company up to eight hours per week as may be reasonably agreed between the Company’s Chief Executive Officer (or his designee) and you. However, your obligations during the Advisory Period as set forth in this Section 1 shall not require you to report to work at the Company, nor to work any definite hours, and all scheduling shall take into account your personal and family plans so as not to interfere unreasonably with those plans;

•
In consideration of your performance of the Advisory Services, the Company will pay to you, on or after the last business day of each month during the Advisory Period (but in no event more than three business days following such last business day), an amount in cash equal to $85,000 (each payment, a “Monthly Advisory Fee”); and

•
During the Advisory Period, you will not be eligible to participate in any benefit plans of the Company. You shall be free to exercise your own judgment as to the manner and method of providing the Advisory Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.

Notwithstanding the foregoing, the Advisory Period and the Advisory Services will terminate automatically upon your death or disability.
The Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of the Advisory Services under this Advisory Agreement. You shall not be obligated to make any advance to or for the account of the Company, nor shall you be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by you in connection with the Advisory Services shall require the prior written (including e-mail) approval of the Chief Executive Officer of the Company. If any reimbursements or in-kind benefits provided by the Company pursuant to this Advisory Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (b) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

2.    RESTRICTIVE COVENANTS
By signing this Advisory Agreement, you reaffirm that you will continue to abide by the covenants set forth in Sections 2, 3 and 4 (or otherwise) of the Noncompetition, Nonsolicitation and Confidential Information Agreement, dated as of July 9, 2018, by and between you and the Company, which covenants expressly survive your termination of employment with the Company.
3.    LIMITATIONS
Nothing in this Advisory Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Advisory Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
4.    OTHER ACKNOWLEDGEMENTS
Nothing in this Advisory Agreement, any Company policy, or any other agreement between you and the Company prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations, or otherwise participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
5.    MATERIAL BREACH
You agree that in the event of any breach of any provision of Sections 2, 7, 8 or 9 of this Advisory Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “Macy’s Companies”) will also be entitled to specific performance by you. No amount owing to you under this Advisory Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. You will be entitled to recover actual damages if the Company breaches this Advisory Agreement, including any unexcused late or non-payment of any amounts owed under this Advisory Agreement, or any unexcused failure to provide any other benefits specified in this Advisory Agreement. Failure by either party to enforce any term or condition of this Advisory Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.
6.    REVIEW OF ADVISORY AGREEMENT
This Advisory Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Advisory Agreement, sign in the space below where your agreement is indicated. The Company’s willingness to enter into this Advisory Agreement, including provision of the payments and benefits specified herein, is contingent on your signing this Advisory Agreement and the Release no earlier than the Separation Date and no later than 52 calendar days following the Separation Date, and not revoking the Release.
7.    RETURN OF PROPERTY
You affirm that you have, or will within a reasonable time after the cessation of the Advisory Services, returned to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
8.    FUTURE COOPERATION
You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business after the termination of this Advisory Agreement. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

9.    NON-DISPARAGEMENT
You agree that, subject to Section 4 of this Advisory Agreement, you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the Macy’s Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the Macy’s Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Macy’s, Inc., their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. The Company will cause its directors and its named executive officers to not make or issue, or any of them to procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning you, regardless of the truth or falsity of such statement. This Section 9 does not apply to truthful testimony compelled by applicable law or legal process.
10.    TAX MATTERS
By signing this Advisory Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the compensation and benefits under this Advisory Agreement, all amounts payable to you under this Advisory Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Advisory Agreement or any other amounts payable under this Advisory Agreement.
11.    OTHER ACKNOWLEDGEMENTS
You and the Company also acknowledge and agree that your execution and delivery of a release of claims (substantially in the form of the attached Exhibit A, the “Release”), is in satisfaction of the release requirement set forth in Section 6 of this Advisory Agreement.
12.    NATURE OF AGREEMENT
By signing this Advisory Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Advisory Agreement you have relied only on the promises written in this Advisory Agreement and not on any other promise made by the Company or Macy’s Companies. This Advisory Agreement contains the entire agreement between the Company, other Macy’s Companies and you regarding the Advisory Services. This Advisory Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.

Except as otherwise explicitly provided, this Advisory Agreement and the attached Release will be interpreted and enforced in accordance with federal law, and, to the extent that federal law is not applicable, the laws of the State of New York, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of New York. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Advisory Agreement.
13.    OTHER PROVISIONS
This Advisory Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. This Advisory Agreement shall bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder. In the event of litigation between the Company and you related to this Advisory Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Advisory Agreement as of the date set forth above.

PAULA A. PRICE
/s/ Paula A. Price

MACY’S, INC.

By: /s/ Elisa D. Garcia
Name: Elisa D. Garcia
Title: Executive Vice President, Chief Legal

Officer and Secretary

EXHIBIT A
Release

This Release is between Macy’s, Inc. (the “Company”) and Paula A. Price (“you” and similar words), in consideration for the Company entering into the Advisory Agreement between the Company and you dated as of the applicable date referenced therein (the “Advisory Agreement”), and the benefits provided to you and to be received by you as set forth therein. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Advisory Agreement.
By signing this Release, you and the Company hereby agree as follows:
1.    WAIVER AND RELEASE
You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in

Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, The Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, and the Elliott-Larsen Civil Rights Act (the “Release”).
2.    SCOPE OF RELEASE
Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Advisory Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance, (c) shall release her rights with respect to any stock option award made by the Company (provided that each such award remains subject to the terms and conditions of the applicable award agreement and the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan) or (d) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.
You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002.
By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company Released Parties.

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3.    REVIEW OF RELEASE
In compliance with the requirements of the OWBPA, you acknowledge and agree by your signature below that, with respect to the rights and claims waived and released under this Release under the ADEA: (a) you have read and understand the terms of this Release; (b) you are hereby advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (d) the releases contained in the Release do not cover rights or claims that may arise after you sign this Release; (e) you have been given a period of 52 days in which to consider and execute this Release (although you may elect not to use the full 52-day period at your option); (f) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (g) any such revocation must be submitted in writing to the Company c/o Chief Legal Officer, Macy’s, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202 prior to the expiration of such seven-day revocation period. If you revoke the Release within such seven-day revocation period, it shall be null and void.
4.    ENTIRE AGREEMENT
This Release, the Advisory Agreement, and any documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, at the option of the Company, the Advisory Agreement will be terminated or you shall be required to execute a release that is legal and enforceable.

I agree to the terms and conditions set forth in this Release.

PAULA A. PRICE

/s/ Paula A. Price

Date: April 6, 2020

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